UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2013

Dell Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17017	74-2487834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dell Way, Round Rock, Texas	78682
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 289-3355

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On July 29, 2013, Yvonne McGill, Vice President, Corporate Finance and Chief Accounting Officer of Dell Inc. (“Dell”), accepted an appointment to the position of Vice President, Chief Financial Officer for Asia Pacific and Japan effective September 16, 2013. In connection with this promotion, Ms. McGill resigned from her current position as Vice President, Corporate Finance and Chief Accounting Officer effective September 16, 2013. In her current position, Ms. McGill has served as Dell’s principal accounting officer.

(c) On July 29, 2013, Thomas W. Sweet, age 53, accepted an appointment to the position of Vice President, Corporate Controller and Chief Accounting Officer of Dell effective September 16, 2013. In his new position, Mr. Sweet will reassume the role of Chief Accounting Officer succeeding Ms. McGill and will serve as Dell’s principal accounting officer.

Mr. Sweet joined Dell in May 1997 and has held a variety of executive-level roles in Dell’s finance organization, most recently as Vice President, Corporate Finance and Controller of Dell since September 2012. Prior to his appointment to that position, Mr. Sweet served as Vice President, Corporate Finance and Chief Accounting Officer of Dell since 2007, in which position he was responsible for Dell’s accounting compliance functions. Previously, Mr. Sweet had served as Vice President, Finance, supporting Dell’s Education, Government and Healthcare business units and Vice President, Internal Audit, leading the worldwide audit team and overseeing Sarbanes-Oxley compliance activities. His other roles at Dell have included finance leadership for various business units, as well as director of sales for the higher education and preferred accounts divisions. Prior to joining Dell, Mr. Sweet spent 13 years with the global accounting firm of Price Waterhouse (now PricewaterhouseCoopers LLP), providing audit and accounting services to a variety of technology companies. He holds a bachelor’s degree in Business Administration from Western Michigan University, and is a Certified Public Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.

Date: August 1, 2013	By:	/s/ Janet B. Wright
Janet B. Wright, Vice President and Assistant Secretary
(Duly Authorized Officer)